UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2007

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia	22203
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 5.02(c).

Item 5.02(c) to this Form 8-K presents ordinary course named executive officer compensation actions taken by the Compensation Committee (the “Committee”) of the Board of Directors of The AES Corporation (the “Board”) as ratified and approved by the Board.  On February 22, 2007, the Committee took the following actions with respect to the compensation of the Company’s named executive officers (as defined in Regulation S-K item 402(a)(3)) and such actions were approved by the Board and effective as of February 23, 2007:

Named Executive Officer	2007 Salary	2006 Bonus(3)		2007 Restricted Stock Unit Grant(4)		2007 Option Grant (5)	2007 Long-Term Performance Units Grant (6)
Paul T. Hanrahan	$936,400		$1,557,700	$1,375,000		$1,375,000	$2,750,000
President and Chief Executive Officer
Victoria Harker	$550,000		$532,000	$281,250		$281,250	$562,500
Chief Financial Officer				$500,000	(7)
Barry Sharp (1)	$130,000	$	[0]	$0		$0	$0
Former Executive Vice President and Chief Financial Officer
John R. Ruggirello (2)	$0		$0	$0		$0	$0
Former Executive Vice President and Chief Operating Officer
William R. Luraschi	$490,000		$632,200	$375,000		$375,000	$750,000
Executive Vice President For Business Development
Robert F. Hemphill Executive Vice President	$360,000		$265,800	$175,000		$175,000	$350,000

1.                  Mr. Sharp is listed because the instructions to this Item 5.02 require disclosure for those individuals listed as named executive officers in the AES 2006 Proxy Statement. Mr. Sharp resigned as Chief Financial Officer on January 20, 2006 and was replaced by Ms. Harker. His 2007 compensation was not determined by the Board since he was not the Chief Financial Officer on February 23, 2007, the date the Board approved 2007 compensation.

2.                  Mr. Ruggirello is listed because the instructions to this Item 5.02 require disclosure for those individuals listed as named executive officers  in the AES 2006 Proxy Statement. Mr. Ruggirello resigned from his position effective March 31, 2006. The Board therefore did not make any 2007 compensation determination for Mr. Ruggirello.

3.                  Annual bonuses to be paid to named executive officers in 2007 for performance during 2006 were based on 2006 performance in the following areas: 40% on business or corporate cash flow targets, 25% on performance improvement targets, 25% on achievement of individual objectives and 10% on safety performance.

4.                  The number of Restricted Stock Units awarded is determined by dividing the dollar amount of the award by $22.28, the closing price of a share of AES common stock on the NYSE composite tape on the date of the grant, February 23, 2007.  Payout will occur if the applicable continued employment conditions are satisfied and the Total Stockholder Return (“TSR”) on AES common stock is above the 40th percentile of the Standard and Poor’s 500 Companies’  (“S&P 500”) TSR over the three-year measurement period beginning on January 1, 2007 and ending on December 31, 2009. If this criterion is not met, there is no payout of the Restricted Stock Units.  However, if this criterion is met, payouts will range from 50% of the amounts disclosed for 40th percentile AES-TSR performance to 150% of the amount disclosed for 80th percentile (or better) AES-TSR performance.  The payout is 100% of the disclosed amount if AES-TSR performance is at the 60th percentile.  Payouts are based on straight-line interpolation between the 40th and 80th percentiles of AES-TSR performance.  The actual payout of the Restricted Stock Units would occur in 2012.

5.                  Each stock option has an exercise price of $22.28 representing the closing price of a share of AES common stock on the NYSE composite tape on the date of grant, February 23, 2007. The options will vest in three equal installments on each anniversary following the date of grant provided that applicable continued employment conditions are satisfied.

6.                  These performance units will vest in three equal annual installments provided that applicable continued employment and performance conditions are satisfied.  Each Performance Unit will have an initial value of $1 and will be valued at the end of the three year performance period beginning on January 1, 2007 and ending on December 31, 2009 from $0 to $2.00 depending upon the Company’s actual performance over the performance period as measured by “Cash Value Added” (“CVA”). Any payout of the Performance Units will be paid in cash to the holder. CVA is equal to the sum of subsidiary operating cash flow minus a charge for incremental capital used by AES businesses, adjusted for subsidiary ownership percentage.

7.                  Ms. Harker received a retention grant valued at $500,000 in restricted stock units under The AES Corporation 2003 Long-Term Compensation Plan (the “Plan”).  The retention grant is scheduled to vest in three equal annual installments beginning on February 23, 2008 if continued employment conditions are satisfied under the Plan.  The retention grant does not include any performance conditions.  If the employment conditions are satisfied, each restricted stock unit entitles the holder to one share of AES Common Stock or the cash equivalent at the discretion of The AES Corporation on January 1, 2012 or as soon as administratively practicable thereafter.

Item 5.02(b)

On February 27, 2007, The AES Corporation notified Mr. Haresh Jaisinghani that, effective February 27, 2007, he will no longer serve as Regional President for Asia and the Middle East.  The Company expects to transfer Mr. Jaisinghani to a new position.  That position has not yet been determined.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Brian A. Miller
Name: Brian A. Miller
Title: General Counsel

Date: February 28, 2007